EXHIBIT 10

[BLS Letterhead]

April 16, 2013

Mr. José Ramón González

Senior Executive Vice President

Banking and Corporate Development

Oriental Bank and Trust

P.O. Box 195115

San Juan, Puerto Rico 00919-5115

Mr. González:

Bayview Loan Servicing, LLC (“Bayview”) is in receipt of the letters dated January 29, 2013 and February 22, 2013 from Oriental Bank and Trust (“Oriental”) regarding the termination of the Omnibus Asset Servicing Agreement, including the Appendix to Omnibus Servicing Agreement for Single Family, Multifamily and Commercial Mortgage Loans (“Mortgage Appendix”) and Appendix to Omnibus Servicing Agreement for Commercial Construction Loans (“Construction Appendix”), each dated June 9, 2010, as amended by the Amendment to Asset Servicing Agreement dated as of January 18, 2011 (collectively the “Agreement”).  Capitalized terms used and not otherwise defined herein have the meanings provided in the Agreement.

This letter (“Letter Agreement”) is intended to document the mutual agreements of Oriental and Bayview regarding certain matters related to the termination of the Agreement and transfer of servicing of the Assets. Specifically, Oriental and Bayview agree:

•         The effective termination date of the Agreement shall be May 31, 2013 (“Termination Date”).  The Servicing Fee provided in the Agreement shall continue to apply for its remaining term until such Termination Date.

•         Bayview shall continue to maintain and control the Servicing Reserve Account as provided in the Mortgage Appendix for a period of two (2) months following the Termination Date, and shall be permitted to withdraw funds from such Servicing Reserve Account for the payment or reimbursement of (i) Servicing Advances, including Servicing Advances arising prior to the Termination Date but billed or otherwise due after the Termination Date, (ii) costs and expenses in the nature of Servicing Advances arising after the Termination Date, provided that Bayview shall not be obligated to make Servicing Advances after the Termination Date, (iii) other costs and expenses subject to reimbursement to Bayview as provided in the Agreement, including travel and lodging expenses of Bayview personnel requested by Oriental to participate in or attend trials, hearings, depositions, or other litigation activities or preparations associated with the servicing of the Assets or (iv) other amounts permitted to be withdrawn from the Servicing Reserve Account in accordance with the Agreement.  As of the Termination Date, the Servicing Advance Account shall hold $300,000.  Any excess in funds above such amount shall be delivered to Oriental and any shortage in funds below such amount shall be funded by Oriental, on or before the Termination Date.  Bayview shall deliver to Oriental the funds remaining in the Servicing Reserve Account at the end of the period provided above.  To the extent the Servicing Reserve Account is not sufficient to reimburse Bayview the amounts due as provided above, Oriental shall reimburse Bayview for such deficiencies within ten (10) Business Days following receipt of an invoice therefor.

•         The calculation of the Termination Fees pursuant to the Mortgage Appendix and Construction Appendix shall be based on the Servicing Fees for the months of November and December of 2012, and January, February, March and April of 2013, and otherwise calculated in accordance with the Mortgage Appendix and Construction Appendix.  The aggregate Servicing Fees for November 2012 through March 2013 are $3,134,792, and the Servicing Fees for April of 2013 shall be determined by Bayview after the date of this Letter Agreement, and Bayview shall provide Oriental with notice of such amounts promptly after determined.  The Termination Fee shall be paid by Oriental as follows:  (i) the portion of the Termination Fee based upon the Servicing Fees for the months of November and December of 2012 and January, February and  March of 2013 shall be due and payable by Oriental on or before May 15, 2013, and payment thereof shall be condition to Bayview’s termination and transfer related obligations in the Agreement, and (ii) the balance of the Termination Fee shall be netted and retained by Bayview from the funds contained in the Custodial Account, the remainder of which, less additional withdrawals and offsets therefrom as permitted by the Agreement, shall be remitted to Oriental on or before June 18, 2013.

•         Bayview shall continue to provide Oriental with access to the Papervision system for viewing Asset documents related to Multifamily Mortgage Loans, Commercial Mortgage Loans, Commercial Construction Loans and Acquired Collateral through October 31, 2013.  Oriental shall pay Bayview $7,500 per month for such access, which shall be due in advance on the first day of each month during such period.  This payment shall permit access by no more than 25 users, and Oriental will pay an additional $500 per month for each additional user requested by Oriental.  The Papervision system will otherwise be provided in the same manner and subject to the same conditions as provided prior to the Termination Date.

•         To the extent any invoices are received by Bayview from Carrión, Laffitte & Casellas, Inc. on or following May 1, 2013 for services rendered with respect to the Assets, such invoices shall be forwarded to Oriental for direct payment by Oriental.

In the event of any conflict between the terms of this Letter Agreement and the Agreement, this Letter Agreement shall govern.  Any other terms of the Agreement not in conflict with this Letter Agreement, including terms regarding the termination of the Agreement and transfer of the servicing of the Assets, shall remain in full force and effect.

This Letter Agreement, and any provisions of the Agreement which under the terms of the Agreement survive termination, shall survive the Termination Date.

No amendments, modifications or supplements of this Letter Agreement shall be binding unless executed in writing by Bayview and Oriental.  This Letter Agreement is solely for the benefit of the parties hereto and no provision of this Letter Agreement shall be deemed to confer on any Person, other than Bayview and Oriental, any rights, obligations, remedies or liabilities.

This Letter Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Letter Agreement in Portable Document Format (PDF) or other electronically imaged form, or by facsimile transmission, shall be effective as delivery of a manually executed original counterpart of this Letter Agreement.

If the foregoing correctly reflects the understanding and agreement between us, please execute in the appropriate space below, and return the original to the undersigned, retaining a copy for your records.

Yours truly,

Bayview Loan Servicing, LLC

By:       _/s/    Richard O’ Brien__________________

             Richard O’Brien

             President

Accepted and agreed to

as of April ____, 2013:

Oriental Bank and Trust

By:       ____________________________

Name:  ____________________________

Title:    ____________________________